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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Proxy Statement of FTD Group, Inc. that is made part of the Registration Statement (Form S-4 No. 333-          ) and related Prospectus of United Online, Inc. for the registration of 12,919,077 shares of its common stock and $100,000,000 of 13% Senior Secured Notes due 2013, and to the incorporation by reference therein of our reports dated September 4, 2007, with respect to the consolidated financial statements and schedules of FTD Group, Inc. and the effectiveness of internal control over financial reporting of FTD Group, Inc., included in its Annual Report (Form 10-K) for the year ended June 30, 2007 filed with the Securities and Exchange Commission.

                      /s/ Ernst & Young LLP

Chicago, Illinois
June 26, 2008

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  Exhibit 23.2